UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2024

SUPERIOR ENERGY SERVICES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34037	87-4613576
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Louisiana Street, Suite 2900
Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 654-2200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2024, Timothy J. Winfrey, a member of the board of directors (the “Board”) of Superior Energy Services, Inc. (the “Company”), and the Company mutually agreed that Mr. Winfrey will resign from his position as a member of Board, effective January 26, 2024. Mr. Winfrey’s decision to resign from the Board was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On January 26, 2024, Julie J. Robertson, a member of the Board, and the Company mutually agreed that Ms. Robertson will resign from her position as a member of Board, effective January 26, 2024. Ms. Robertson’s decision to resign from the Board was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On January 29, 2024, the stockholders of the Company elected Ian Foster to fill the vacancy on the Board created by the resignation of Ms. Robertson, effective January 29, 2024. Mr. Foster will serve until the next annual meeting of the Company’s stockholders, at which time the Board intends to nominate him for election by the Company’s stockholders. The Company also appointed Mr. Foster to the Board’s Audit Committee and Compensation Committee, each effective January 29, 2024. Mr. Foster is a designated director of GoldenTree Asset Management LP (“GoldenTree”).

On January 29, 2024, the stockholders of the Company re-elected Ms. Robertson to fill the vacancy on the Board created by the resignation of Mr. Winfrey, effective January 29, 2024. Ms. Robertson will serve until the next annual meeting of the Company’s stockholders, at which time the Board intends to nominate her for election by the Company’s stockholders. The Company also appointed Ms. Robertson to the Board’s Audit Committee and Compensation Committee, each effective January 29, 2024.

As non-management directors of the Company, Mr. Foster and Ms. Robertson will be compensated according to the Company’s non-management director compensation practices, which are described under the heading “2022 Director Compensation” in the Company’s annual report on Form 10-K for the year ended December 31, 2022, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 15, 2023. This compensation consists in part of an annual retainer for service on the Board in the amount of $75,000. However, with respect to Mr. Foster’s compensation, compensation will be paid at the request of Mr. Foster to GoldenTree and not to Mr. Foster individually.

On January 26, 2024, the Board and the Compensation Committee of the Board approved accelerated vesting with respect to 4,891 and 3,790 outstanding restricted shares of the Company’s Class A common stock granted pursuant to restricted stock awards under the Company’s 2021 Management Incentive Plan to Mr. Winfrey and Ms. Robertson, respectively, that would otherwise vest on June 2, 2024. The grants were previously reported on the Company’s Current Report on Form 8-K, which was filed with the Commission on June 4, 2021.

There are no arrangements or understandings between Mr. Foster or Ms. Robertson and any other person pursuant to which such individual was selected as a director (other than, in the case of Mr. Foster, as a GoldenTree designee pursuant to the Stockholders Agreement, dated as of February 2, 2021, among the Company and the stockholders party thereto), nor is such individual party to any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On January 29, 2024, holders holding an aggregate of 12,702,349 shares of Class A common stock (out of 20,150,725 total shares of Class A common stock outstanding in the aggregate), acting by written consent, elected and re-elected Mr. Foster and Ms. Robertson, respectively, to fill the vacancies of Ms. Robertson and Mr. Winfrey, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Superior Energy Services, Inc

Date:	January 31, 2024	By:	/s/ James W. Spexarth
James W. Spexarth Executive Vice President, Chief Financial Officer and Treasurer